Terra Block, Inc.

January 10, 2005

Mr. Gregory Pitner
Terra Block International, Inc.
2637 Erie Avenue, Suite 207
Cincinnati, OH 45208

Dear Greg:

I just wanted to confirm that the Exclusive Licensing Agreement with Terra Block International, Inc. had been previously terminated. I had given the thirty-day notice of the breach of contract under Section 3.2.1 of the Exclusive Licensing Agreement on 11-29-04. By this letter, I am also terminating my employment with Terra Block International, Inc. as both an officer and a director effective immediately.

Please feel free to forward all consideration due to me under my employment agreement and/or referenced in the quarterly or annual reports filed with the Securities and Exchange Commission as soon as possible.

Sincerely,

/s/ Michael Gross
Michael Gross